UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2026

Martin Marietta Materials, Inc.
(Exact name of Registrant as Specified in Its Charter)

North Carolina	001-12744	56-1848578
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4123 Parklake Avenue Raleigh, North Carolina	27612
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (919) 781-4550
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	MLM	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2026, Martin Marietta Materials, Inc. (the “Company”) announced that the Company has appointed Christopher W. Samborski, to serve as the Company’s Executive Vice President and Chief Operating Officer, effective as of May 1, 2026 (the “Effective Date”).

Mr. Samborski, age 45, joined the Company in August 2018 and currently serves as President of the West and Specialties Divisions. In January 2025, he assumed the leadership of the West Division and retained his responsibilities as President of Specialties which he has led since January 2022. Mr. Samborski served as Vice President of Strategic Finance, Procurement and Supply Chain beginning in January 2020 prior to his current roles and served as Vice President of Strategic Finance from 2018 to 2020. Prior to joining the Company, Mr. Samborski spent close to ten years in leadership roles at Caterpillar Inc. and Johnson & Johnson. Mr. Samborski began his career with General Electric Company and was selected for and completed GE’s elite Operations Management Leadership Program. Mr. Samborski holds a Bachelor of Science degree in industrial engineering from the University of Wisconsin-Madison and an MBA in strategy and general management from the University of Michigan's Ross School of Business, where he received the Ross Distinguished Scholar Award and graduated with high distinction.

In connection with his promotion to the role of Executive Vice President, Chief Operating Officer, the Company and Mr. Samborski executed an offer letter (the “Offer Letter”), an amended and restated employment agreement (the “Employment Agreement”) and an amended and restated employment protection agreement (the “Employment Protection Agreement”). Pursuant to the Offer Letter, Mr. Samborski’s base salary will be $775,000, his target annual incentive award will be 100% of base salary, his target long-term incentive award will be 260% of base salary, and he will receive a one-time grant of restricted stock units with a grant date value of $5,000,000, which will vest ratably on the sixth, seventh, and eighth anniversaries of the grant date, subject to Mr. Samborski’s continued employment through such date and the other terms and conditions applicable to ordinary course grants of restricted stock units to the Company’s executive officers. In addition to the terms described in the Offer Letter, the amended Employment Agreement provides that in the event of a termination by the Company without cause or by Mr. Samborski for good reason, Mr. Samborski is entitled to a severance amount equal to three times the sum of his base salary and target bonus, continued medical and dental benefits for up to three years, and continued vesting of his outstanding equity awards. The Employment Agreement includes a three-year post-termination, non-competition, non-solicitation, and confidentiality covenant. The Employment Protection Agreement, which aligns with the Company’s Employment Protection Agreements provided to other executive officers, provides for severance benefits upon a qualifying termination following a change of control of the Company equal to three times Mr. Samborski’s annual compensation (defined as base salary and the highest annual bonus paid in the preceding five years) and continuation of benefits for 36 months.

Mr. Samborski received the following compensation and benefits in his current position at the Company since January 1, 2025: an annual base salary of $527,258, a target annual short-term incentive award of 90% of base salary, a target annual long-term incentive award of 200% of base salary, and a one-time grant of restricted stock units with a grant date value of $2,000,000, which vests ratably on the third, fourth, and fifth anniversaries of the grant date. Other than such compensation arrangements, Mr. Samborski has no interest in any transaction that would require disclosure pursuant to Item 404(a) of Regulation S-K.

A copy of the press release announcing the appointment of Mr. Samborski as Chief Operating Officer of the Company is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01  Financial Statement and Exhibits.

(d)	Exhibits

99.1	Press Release dated April 27, 2026

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTIN MARIETTA MATERIALS, INC.
(Registrant)

Date: April 27, 2026	By:	/s/ George F. Schoen
George F. Schoen, Executive Vice President, General
Counsel and Corporate Secretary